Exhibit 10.2

EXECUTION COPY

TRANSACTION BONUS AGREEMENT

This Transaction Bonus Agreement (the “Agreement”), by and between Network Engines, Inc., a Delaware corporation (the “Company”) and Douglas G. Bryant (the “Executive”) is dated June 18, 2012.

WHEREAS, the Company is engaged in a sale process pursuant to which the Company will be sold to an unrelated third party (the “Sale”);

WHEREAS, the services of the Executive are an integral part of the successful consummation of the Sale and the continued preservation of the Company’s business pending the consummation of such Sale; and

WHEREAS, the Board of Directors of the Company (the “Board”) desires to incentivize the Executive to continue in the employ of the Company and to maximize the value of the Company pending the consummation of such Sale by providing Executive with the opportunity to receive a transaction bonus (the “Transaction Bonus”).

NOW, THEREFORE, in consideration of the covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.                                       Transaction Bonus.      To incentivize Executive and to encourage him to work towards the successful consummation of a Sale, and subject to such Sale being approved by the Board and the shareholders of the Company, the Company shall pay Executive a Transaction Bonus in a lump sum cash payment equal to $475,000.  The Transaction Bonus shall be paid with the Company’s first payroll on or following the consummation of the Sale.

2.                                       Forfeiture.      If Executive’s employment with the Company is terminated for any reason prior to the consummation of the Sale, Executive shall forfeit all right, title and interest in and to the Transaction Bonus and the Company will no longer be obligated to pay Executive any part of the Transaction Bonus.

3.                                       Conditions to Payment.      The Company’s obligation to pay Executive the Transaction Bonus is subject to Executive’s continued performance in good-faith of all of his duties and responsibilities as an employee of the Company and any other duties and responsibilities reasonably requested by the Company in connection with the contemplated Sale.

4.                                       No Right to Continued Employment.      Nothing contained in this Agreement conveys upon the Executive the right to continue to be employed by the Company or any successor thereto, constitutes a contract or agreement of employment or restricts the Company’s or any successor’s right to terminate Executive’s employment at any time, with or without cause.

5.                                       Tax Withholding.      The Transaction Bonus shall be subject to federal, state and local income tax and employment tax withholding, as is required by applicable law at the time of payment, and the Company may make any necessary arrangements in order to effectuate any such withholding.

6.                                       Excess Parachute Payment Limitation.       Notwithstanding anything in this Agreement to the contrary, if the receipt of the Transaction Bonus or any other amounts under any other agreement (collectively, the “Payments”) would subject the Executive to tax under Section 4999 of the Internal Revenue Code of 1986, as amended, the Payments shall be reduced in accordance with Section 4.4 of the Executive’s Amended and Restated Executive Retention Agreement dated January 11, 2008.

7.                                       Successors and Assigns.      This Agreement shall be binding upon and inure to the benefit of the parties hereto and each of their respective successors, assigns, beneficiaries, heirs, and representatives, as applicable.  Executive may not assign his rights under this Agreement (except by will or the laws of descent and distribution).

8.                                       Severability.      If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired.

9.                                       Counterparts.     This Agreement may be executed in counterparts and so executed shall constitute one agreement binding on the parties hereto, notwithstanding that the parties are not signatories to the original or the same counterpart. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery in .pdf format shall be sufficient to bind the parties to the terms and conditions of this Agreement.

10.                                 Applicable Law.    The validity, interpretation, construction and performance of this Agreement shall be governed by the internal laws of the Commonwealth of Massachusetts, without regard to conflicts of laws principles.

11.                                 Entire Agreement.      This Agreement, contains and constitutes the entire agreement between Executive and the Company pertaining to the subject matter hereof.  Any modifications of this Agreement must be in writing and signed by Executive and a duly authorized officer of the Company.

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have executed this Agreement as of the day and year first set forth above.

NETWORK ENGINES, INC.

By:	/s/ John Blaeser
Name: John Blaeser
Title: Chairman of the Board

/s/ Douglas Bryant
Douglas G. Bryant